INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

This Independent Contractor Consulting Agreement (the “Agreement”) by and between William R. Reed, Jr. (“Contractor”) and SunTrust Banks, Inc. (“SunTrust”, and, together with Contractor, the “Parties”) is entered into as of June 17, 2009.

1.	Services to be Performed by Independent Contractor. Effective September 1, 2009 through August 31, 2011 (the “Term”), Contractor agrees to serve on the local SunTrust board of advisors in Memphis, Tennessee and provide certain services related to the promotion of the business interests of SunTrust and its affiliates both at the corporate level and, in particular, in the Memphis, Tennessee market (the “Services”), but shall consult with SunTrust regarding the scope of the Services to be provided. Contractor shall render the Services in a professional, competent and workmanlike manner and shall comply with all of SunTrust’s policies, including all standards of ethical conduct, and all reasonable directives of any customer to whom Contractor may be providing Services on SunTrust’s behalf. SunTrust and Contractor agree that such Services shall not exceed 30 hours in any calendar month. Except for attendance at the meetings of the Memphis board of advisors, Contractor shall perform the Services in Memphis, Tennessee, Atlanta, Georgia or any other location of the Contractor’s choosing and at such times as Contractor may determine.

2.	Fees. In consideration for Contractor providing the Services, SunTrust will pay to Contractor the aggregate sum of five hundred and two thousand dollars ($502,000.00) over the course of the Term, payable in increments of sixty-two thousand seven hundred and fifty dollars ($62,750) quarterly over the Term, with the first such payment due on November 30, 2009. Notwithstanding the foregoing, the Parties agree that, if SunTrust determines, in good faith, that this Agreement contravenes any applicable statute, regulation or other law, then SunTrust will have no responsibility for any of its obligations under this Agreement and may require Contractor to repay any fee already paid under this Agreement.

3.	Expenses. Except as specifically provided in this Agreement, Contractor shall be responsible for paying all expenses incurred by Contractor in providing the Services, including mileage and telephone. SunTrust shall provide Contractor office space at the SunTrust office in Memphis, Tennessee (the “Office”) during the Term. SunTrust shall pay for all business related telephone usage by Contractor at the Office.

4.	Term. Contractor may terminate this Agreement at any time and for any reason, upon not less than three (3) days written notice to SunTrust. SunTrust may terminate this Agreement effective immediately, and without notice, if Contractor violates any of the terms of this Agreement or applicable law. Upon termination of this Agreement, Contractor shall be entitled to fees for Services rendered through the date of termination only.

5.	Contractor is Not an Employee of SunTrust. The Parties agree that in providing the Services contemplated under this Agreement, Contractor shall be an independent contractor and not an employee of SunTrust.

Contractor shall be responsible for payment of all employment and income taxes, FICA, and all other employee-related payments required to be made by Contractor or on Contractor’s behalf or on behalf of any of Contractor’s employees or agents. SunTrust shall have no responsibility to make any such payment and shall not have any financial responsibility of any kind for Contractor or Contractor’s employees except for the payment of fees as set forth in Paragraph 2 above.

Contractor further agrees that SunTrust will have no liability for (a) any work-related injuries incurred by Contractor or any of Contractor’s employees or agents and (b) any loss or damage caused by Contractor or any of Contractor’s employees or agents in the course of performing Services under this Agreement. Accordingly, Contractor shall indemnify, defend, and hold SunTrust harmless from any claims arising out of Contractor’s performance of the Services.

Contractor shall not be entitled to participate in any vacation, medical or other benefits plan or any other entitlements available to active SunTrust employees, nor shall Contractor be entitled to any incentives for the Services provided hereunder. The Services shall not be deemed to be service under any employee benefit plan maintained by SunTrust and Contractor shall not accrue any benefit under any employee benefit plans maintained by SunTrust or an affiliate for services performed under this Agreement.

6.	Committing Company. Contractor has no authority to commit or to bind SunTrust or any affiliates, either orally or in writing, to provide products or services without the prior written approval of an appropriate officer of SunTrust. Proposals for SunTrust’s services must be signed or approved in writing by an appropriate officer of SunTrust.

7.	Indemnification. Contractor shall indemnify, defend and hold SunTrust and any of its affiliates and their directors, officers and employees (the “Indemnitees”) harmless from and against any claim brought against any Indemnitee by a third party arising out of Contractor’s performance of Services under this Agreement, including claims for debts and expenses incurred by Contractor in connection with the performance of Services under this Agreement.

8.	Nondisclosure of Trade Secrets and Confidential Information.

(a) Trade Secrets Defined. As used in this Agreement, the term “Trade Secrets” shall mean all secret, proprietary or confidential information regarding SunTrust or its activities that fits within the definition of “trade secrets” under the Georgia Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of the Georgia Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of SunTrust. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

(b) Confidential Information Defined. As used in this Agreement, the term “Confidential Information” shall mean all information regarding SunTrust, SunTrust’s activities or business, or SunTrust’s clients that is not generally known to persons not employed by SunTrust, is not generally disclosed by SunTrust practice or authority to persons not employed by SunTrust, and is the subject of reasonable efforts to keep it confidential. Confidential Information shall include, but not be limited to current and future development and expansion or contraction plans of SunTrust and each line of business; sale/acquisition plans and contacts; compensation policies and practices; underwriting policies and practices; lending policies and practices, confidential personnel matters; pricing practices and policies; information concerning the legal affairs of SunTrust; and information concerning the financial affairs of SunTrust. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of SunTrust. This definition shall not limit any definition of “confidential information” or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

(c) Nondisclosure of Confidential Information. Contractor acknowledges that during the course of performing Contractor’s duties and responsibilities under this Agreement, Contractor may obtain, have access to or be entrusted with Confidential Information concerning SunTrust and that the disclosure of such Confidential Information to competitors of SunTrust would be highly detrimental to the interests of SunTrust and cause SunTrust irreparable harm. Contractor further acknowledges and agrees that SunTrust has a right to maintain the confidentiality of such information. Accordingly, Contractor covenants and agrees that, during the Term, Contractor shall not directly or indirectly transmit or disclose any Trade Secrets or Confidential Information, during the Term and for a period of twenty four (24) months thereafter, to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for Contractor or for others, without the prior express written consent of the Chief Executive Officer or President of SunTrust Banks, Inc. Trade Secrets protected by the Georgia Trade Secrets Act shall not lose this protection at the end of the twenty four month period but shall remain protected from use or disclosure for so long as they remain Trade Secrets.

(d) Enforceability of Covenants. Contractor acknowledges and agrees that the obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of SunTrust to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to SunTrust under federal, state or local law.

9.	Nonrecruitment, Nonsolicitation, and Noncompetition Covenants.

(a) Nonrecruitment of Employees and Agents. Contractor covenants and agrees that, during the Term, Contractor shall not directly or indirectly solicit or recruit any employee of SunTrust for the purpose of inducing or encouraging that employee to discontinue his or her employment relationship with SunTrust.

(b) Definitions. As used in this Agreement, certain terms will be defined as follows:

i.	Customer. “Customer” means any individual or entity to whom SunTrust has provided products or services and with whom Contractor has, alone or in conjunction with others, Material Contact on behalf of SunTrust during the Term;

ii.	Potential Customer. “Potential Customer” means any individual or entity to whom SunTrust has actively sought to provide products or services during the Term and with whom Contractor has, alone or in conjunction with others, Material Contact on SunTrust’s behalf during the Term;

iii.	Material Contact. “Material Contact” means any Contractor (i) business dealings with the Customer or Potential Customer on SunTrust’s behalf, or (ii) possession of trade secrets or confidential business information about the Customer or Potential Customer as a result of Contractor’s association with SunTrust and which Contractor would not have obtained but for his association with SunTrust;

iv.	Commercial, Private Wealth, and Retail Banking Products and Services. “Commercial, Private Wealth, and Retail Banking Products and Services” shall mean depository, savings, checking, personal investment (including via trust, brokerage, and asset management accounts), money market, or loan products and services (excluding residential mortgage loans) provided to individuals and business entities.

(c) Nonsolicitation. In light of SunTrust’s legitimate interest in protecting its Confidential Information and Trade Secrets and preserving SunTrust’s goodwill with its customers, Contractor covenants and agrees that during the Term, Contractor shall not, without the prior written consent of the Chief Executive Officer or President of SunTrust, directly or indirectly, for myself or on behalf of any other person or entity, solicit or attempt to solicit any Customer or Potential Customer for purposes of providing, marketing, servicing or selling Commercial, Private Wealth, and Retail Banking Products and Services, provided that such products and/or services are then being provided, marketed, serviced or sold by SunTrust.

(d) Noncompetition. Contractor shall devote such time, attention and energies to the Services as is required. Contractor shall NOT during the Term of this Agreement be precluded from engaging in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; provided, however, that in consideration for the fees provided to Contractor under this Agreement, Contractor agrees that during the Term Contractor shall not, for any reason, within the Restricted Territory, provide Prohibited Services as an employee, contractor, or agent to any person or entity engaged in the Business; provided, further, that I may seek, and if granted obtain, from SunTrust a limited exemption from the provisions of this paragraph so long as (i) I do not compete directly with SunTrust Banks, Inc. or any subsidiary thereof and (ii) I obtain prior, written approval from SunTrust to engage in business activities otherwise prohibited by this Section 9(d), subject to the terms and conditions outlined in the approval of SunTrust. For purposes of this Agreement, the term “Business” shall mean banks or other firms providing Commercial, Private Wealth, and Retail Banking Products and Services. For purposes of this Agreement, the term “Prohibited Services” shall mean providing management oversight, strategic direction, or direct sales representation to a business unit providing Commercial, Private Wealth, and Retail Banking Products and Services. For purposes of this Agreement, the term “Restricted Territory” shall mean all areas within a fifty (50) mile radius of any SunTrust retail bank branch in existence on the date on which this Agreement is executed.

(e) Severability. Each of the provisions contained in this Section 9 is intended to be construed as separate and independent of any other covenant or provision in this Section or in this Agreement. If any of the provision(s) contained in this Section 9 is ever deemed to exceed the time, scope, or geographic limitations permitted by applicable law, then such provision(s) shall be reformed to the maximum time, scope, and geographic limitations permitted by law. If any such provision(s) cannot be so reformed, then such provision shall be deemed to be severed from this Agreement, which shall then be construed as if it did not contain any such unenforceable provision, without adversely affecting the legality, validity, or enforceability of any of the remaining provisions of this Section or this Agreement.

(f) Survival of Obligations. Contractor’s obligations under this Section 9 and Sections 7 and 8 of this Agreement (and any other sections of the Agreement as they may apply to such Sections), shall survive the expiration or termination of this Agreement for any reason. Contractor further acknowledges that the existence or assertion of any claim, demand, action, or cause of action against SunTrust, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by SunTrust of any of the covenants contained in this Agreement.

10.	Right to Materials and Return of Materials. All records, files, software, memoranda, reports, customer lists, documents, and the like (together with all copies of such documents and things) relating to the business of SunTrust and used by Contractor or any agents of the Contractor in the performance of the Services shall remain the sole property of SunTrust. Laptop computers, software and related data, information and things provided to Contractor by SunTrust or obtained by Contractor, directly or indirectly, from SunTrust, also shall remain the sole property of SunTrust or any Indemnitee. Upon the expiration of the Term or SunTrust’s request for return, Contractor covenants and agrees to immediately return all such materials and things to SunTrust and will not retain any copies or remove or participate in removing any such materials or things from the premises of SunTrust.

11.	Assignment. Contractor shall not, voluntarily or by operation of law, assign or otherwise transfer Contractor’s obligations under this Agreement without SunTrust’s prior written consent. Any attempt by Contractor to assign or transfer any obligation under this Agreement without SunTrust’s prior written consent shall be void. No assignment or transfer, even with the consent of SunTrust, shall relieve Contractor of its obligations under this Agreement.

12.	Defaults by Contractor. The occurrence of any one or more of the following events shall constitute a material default and breach of this Agreement by Contractor, in which case SunTrust shall be entitled to terminate this Agreement immediately and without any further obligation to Contractor, except for payment of fees already earned but not yet paid for Services performed in an appropriate manner:

•	Failure to timely render the Services required hereunder in a professional, competent and workmanlike manner.

•	Any complaints by clients to SunTrust regarding Contractor’s behavior, demeanor, competence, or work product.

•	Any inability of Contractor to perform the Services required under this Agreement.

•	Any failure to comply with SunTrust’s policies regarding standards of conduct.

Upon termination of this Agreement, for any reason, Contractor shall return to SunTrust all materials provided to Contractor by SunTrust within seven (7) days of termination of this Agreement.

13.	Notices. All notices or other communications provided for by this Agreement shall be made in writing and shall be deemed properly delivered when (i) delivered personally, or (ii) by the mailing of such notice to the Parties entitled thereto, registered or certified mail, postage prepaid to the Parties at the following addresses (or to such address designated in writing by one party to the other):

SunTrust	Contractor
Raymond Fortin 303 Peachtree Street, N.E. Suite 3600 Atlanta, Ga. 30308 Tel. (404) 588-7165	William R. Reed, Jr.

14.	Entire Agreement and Waiver. This Agreement contains the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the Parties relating to the subject matter of this Agreement. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the Party against whom the waiver is sought to be enforced.

15.	Amendments. No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless executed in writing by the Parties to this Agreement, except as allowed in Section 2.

16.	Severability. If any part, term or provision of this Agreement or any document required herein to be executed is declared invalid, void or unenforceable, all remaining parts, terms and provisions hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby. In addition, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, the Parties expressly authorize such court to enforce such clause to whatever lesser extent that the court deems reasonable or enforceable, rather than striking the entire clause.

17.	Continuing Obligations. The Parties agree to execute any documents, or perform such other acts, including causing their employees or independent contractors to execute any documents reasonably requested by the other to effect any of the terms of this Agreement. This obligation shall survive the termination or expiration of the Agreement and remain effective in perpetuity.

18.	Choice of Law. This Agreement shall be governed by the Laws of the State of Georgia. All disputes shall be settled via binding arbitration in accordance with the arbitration rules of the American Arbitration Association and through the offices of the Association nearest the SunTrust office in Memphis, Tennessee that is treated as the Memphis headquarters for SunTrust at the time the arbitration is sought. Such arbitrator as is agreed upon shall have the additional right to rule on motions to dismiss or motions for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNTRUST		EMPLOYEE
Signature:	/s/ Sally Hacskaylo	Signature:	/s/ William R. Reed, Jr.

Printed Name:	Sally Hacskaylo	Printed Name:	William R. Reed, Jr.

Title:	SVP-HR	Title:	SunTrust Vice Chairman

Date:	June 17, 2009	Date:	June 17, 2009